For Immediate Release

December 1, 2006

Contact:           Bob Stickler
                        704.386.8465

De Molina Announces Resignation as Bank of America Chief Financial Officer; Joe Price named new CFO

CHARLOTTE, NC - Bank of America Chief Financial Officer Alvaro G. de Molina today announced his intention to resign from the company. Joe Price, Global Corporate & Investment Banking Risk Management executive, has been named to succeed de Molina as chief financial officer.

"Al has done a great job in the many roles he has played for our company, most recently as CFO over the past year," said Kenneth D. Lewis, chief executive officer of Bank of America. "We've made good progress in the way we communicate with investors and analysts, and Al's work has directly benefited our company and shareholders. I appreciate Al's contributions in all the roles he's played for our company. He has made this a better place in many ways, and we wish him well."

"Joe Price is a strong and experienced leader, and a straightforward communicator," continued Lewis. "He knows our business extremely well, having served in business leadership, finance and risk management roles across many of our businesses. Joe will continue our efforts to help investors better understand our financial performance, and I am excited for Joe and for our company that he will be contributing to our success in the role of chief financial officer."

Price will assume the CFO role on January 1, 2007. He will be a member of the Risk & Capital Committee, which sets strategic direction for the company.  De Molina will assist in the transition through the end of the first quarter, and will leave the CFO role on Dec. 31, 2006.

"The past 17 years at Bank of America have been among the most exciting and meaningful of my career, particularly the more than a dozen years I spent leading the treasury and asset/liability functions and the capital markets business," said de Molina. "I will always appreciate having participated in the company's success. While I have enjoyed many aspects of being CFO, I also am very interested in other business opportunities, and I have decided that now is the right time for me to make a move."

About Joe Price

Joe Price, 45, is the Risk Management executive for Global Corporate and Investment Banking (GCIB). Price joined the Finance Group of Bank of America in 1993 after serving on the bank's engagement team at PriceWaterhouse. While at PriceWaterhouse, he was a member of the Financial Institutions National Industry Group specializing in banking and acquisitions and derivatives.

Shortly after joining the company, Price was named the Corporate Risk Evaluation executive and general auditor of Bank of America. He then was named president of Bank of America's Consumer Finance Group.

Preceding his appointment to his current role in 2003, Price was a member of the Corporate Development team, identifying strategic opportunities for the company.  He also managed the Consumer Special Assets Division. He continues to manage Consumer Special Assets, the remaining liquidation of the exited businesses.

Price graduated from the University of North Carolina at Charlotte with a bachelors of science degree in accounting. Price serves on the Habitat for Humanity of Charlotte board of directors. In addition, Price sits on the advisory board of the Belk School of Business at the University of North Carolina at Charlotte.

About Al de Molina
Prior to his appointment as CFO, Al de Molina, 49, served as chief executive officer of Banc of America Securities, leading the markets and products organizations within Global Corporate & Investment Banking. Prior to this role, de Molina served as president of Global Capital Markets & Investment Banking. He is a member of the Risk & Capital Committee, which sets strategic direction for the company.

Previously, de Molina was corporate treasurer, chaired the company's asset/liability committee and had management responsibility for all treasury functions, including all investment and funding activities, as well as pensions, insurance and economics. Prior to joining Bank of America, de Molina served in the lead financial role for Emerging Markets at J.P. Morgan. He began his career in 1979 with PriceWaterhouse.

About Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 55 million consumer and small business relationships with more than 5,700 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than 20 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 97 percent of the U.S. Fortune 500 companies and 80 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com

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